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                                                                     EXHIBIT 5.1

                        Taft, Stettinius & Hollister LLP
                               1800 Firstar Tower
                                425 Walnut Street
                             Cincinnati, Ohio 45202

                                  March 5, 1999


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC  20549

Dear Sir or Madam:

         We have acted as counsel for The Kroll-O'Gara Company, an Ohio corporation ("Kroll-O'Gara"), in connection with its filing of a Registration Statement on Form S-4 with respect to the registration of 989,431 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"). Pursuant to a merger agreement dated January 21, 1999 (the "Merger Agreement") between Kroll-O'Gara, a wholly owned subsidiary of Kroll-O'Gara ("Merger Sub") and Background America, Inc. ("Background America"). Background America will be merged into Merger Sub, resulting in Background America becoming a wholly owned subsidiary of Kroll-O'Gara (the "Merger"). The Common Stock will be issued to the shareholders, option holders and warrant holders of Background America in connection with the Merger pursuant to the terms of the Merger Agreement.

         It is our opinion that the registration of the Common Stock pursuant to the Registration Statement and the issuance of the shares by Kroll-O'Gara have been duly authorized by all necessary corporate action by Kroll-O'Gara. When issued as contemplated by the Registration Statement and upon consummation of the Merger, or upon exercise of the applicable options or warrants, the Common Stock will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Proxy Statement/Prospectus contained in the Registration Statement.


                                           Very truly yours,


                                           /s/ TAFT, STETTINIUS & HOLLISTER LLP